Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Mirum Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to be Paid	Equity	Common Stock, par value $0.0001 per share	Other	609,305(2)	$23.66(3)	$14,416,156.30	$0.0000927	$1,337	—	—	—	—

Fees to be Paid	Equity	Common Stock, par value $0.0001 per share	Other	32,494(4)	$23.66(3)	$768,808.04	$0.0000927	$72	—	—	—	—

Fees to be Paid	Equity	Common Stock, par value $0.0001 per share	Other	199,993(5)	$23.66(3)	$4,731,834.38	$0.0000927	$439

Fees Previously Paid	—	—	—	—	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—

	Total Offering Amounts					$19,916,798.72		$1,848

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							—

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional number of shares of common stock issuable upon stock splits, stock dividends, or other distribution, recapitalization or similar events with respect to the shares of common stock being registered pursuant to this registration statement.

(2)	Consists of 609,305 shares of the Registrant’s common stock held by the selling stockholders named in the prospectus that forms a part of this registration statement.
(3)

Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low price per share of the Registrant’s common stock as reported by the Nasdaq Global Market on May 19, 2022.

(4)

Consists of 32,494 shares of the Registrant’s common stock issuable to the selling stockholders named in the prospectus that forms a part of this registration statement that are held back to satisfy any potential indemnification and other obligations of the prior equityholders of the Registrant’s subsidiary, Satiogen Pharmaceuticals, Inc., a Delaware corporation.

(5)

Consists of 199,993 shares of the Registrant’s common stock issuable as merger consideration to the selling stockholders named in the prospectus that forms a part of this registration statement upon the Registrant’s achievement of a certain milestone.